UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	847.948.2000

March 19, 2004

Notice of Annual Meeting of Stockholders

The 2004 Annual Meeting of Stockholders of Baxter International Inc. will be held at the Drury Lane Theatre in Oakbrook Terrace, Illinois, on Tuesday, May 4, 2004 at 10:30 a.m. Central time, for the following purposes:

1.	To elect three directors to hold office for three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for Baxter in 2004;

3.	To act on a stockholder proposal relating to cumulative voting in the election of directors; and

4.	To transact any other business which is properly presented at the meeting.

Registration will begin at 9:00 a.m. Stockholders of record at the close of business on March 5, 2004 will be entitled to vote at the meeting. A list of these stockholders will be made available to any stockholder, for any purpose germane to the meeting, at Baxter’s Corporate Headquarters located at One Baxter Parkway, Deerfield, Illinois for the 10-day period prior to the meeting.

Even if you plan to attend the Annual Meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You have the option of voting your shares through the Internet, by telephone or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Finally, if you receive more than one of these mailings at the same address, or if you wish to receive future mailings electronically, please follow the instructions on page 39 of the proxy statement under the heading “Reducing Mailing Expenses.”

By order of the Board of Directors,

Jan Stern Reed

Corporate Secretary,

Associate General Counsel and

Chief Corporate Governance Officer

 Printed on Recycled Paper

Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, 847.948.2000

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about March 19, 2004, to owners of shares of Baxter common stock in connection with the solicitation of proxies by the Board of Directors for the 2004 Annual Meeting of Stockholders.

Questions and Answers about Voting

Your shares can be voted at the Annual Meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. If you wish to attend the Annual Meeting, please follow the instructions on page 39 under the heading “Attending the Annual Meeting.”

Q:	Who is entitled to vote?
A:	All record holders of Baxter common stock (“Common Stock”) as of the close of business on March 5, 2004 are entitled to vote. On that day, approximately 612,342,759 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?
A:	Once again, we offer our registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By mail, using the enclosed proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card; or

•	Through the Internet, by following the instructions on the proxy card.

Q:	What does it mean to vote by proxy?
A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, our General Counsel and our Corporate Secretary (the “Proxyholders”). In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the Board’s nominees, for the ratification of the appointment of the independent auditors, and against the minority stockholder proposal.

Q:	On what am I voting?
A:	There are three items on the agenda: (1) election of three directors, (2) ratification of the appointment of the independent auditors, both of which are supported by the Board and management, and (3) one minority stockholder proposal relating to cumulative voting in the election of directors, which is opposed by the Board and management.

Q:	What happens if other matters are raised at the meeting?
A:	If other matters are properly raised at the meeting in accordance with the procedures specified in Baxter’s bylaws and described on page 40, any proxies given will be voted by the Proxyholders in accordance with their best judgment, unless you have indicated otherwise. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	Is my vote confidential?
A:	Whether voting in person, by mail, by telephone or through the Internet, your vote will be treated as confidential, except (1) as may be necessary to meet applicable legal requirements and to assert or defend claims for or against the company, (2) to allow for the tabulation of votes and certification of the vote, and (3) in the case of a contested proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to management.

Q:	What if I submit a proxy and later change my mind?
A:	If you have given your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the Annual Meeting.

Questions and Answers about Voting (continued)

Q:	Who will count the votes?
A:	Baxter’s transfer agent, EquiServe, will serve as proxy tabulator and count the votes, and the results will be certified by the inspectors of election.

Q:	How is it determined whether a matter has been approved?
A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows: The three people receiving the largest number of votes cast at the Annual Meeting will be elected as directors. For each other matter, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

Q:	What constitutes a quorum?
A:	A quorum is present if a majority of the outstanding shares of Common Stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?
A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and ratification of the appointment of independent auditors. On non-routine matters, such as the minority stockholder proposal, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Broker non-votes have no effect on the outcome of any of the matters specified in the Notice of Annual Meeting.

Q:	What effect does an abstention have?
A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:	What shares are covered by the proxy card?
A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter’s Dividend Reinvestment Plan, Shared Investment Plan, Employee Stock Purchase Plan, and any shares credited to your Incentive Investment Plan (IIP) account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. The proxy card does not cover shares held by you through a broker, bank or other nominee.

If you are a current or former Baxter employee with shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan, then your proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may otherwise be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee by mailing your proxy card or voting through the Internet or by telephone, the trustee may vote shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 27, 2004.

Q:	What if I am a beneficial holder rather than an owner of record?
A:	If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Management Proposals

Election of Directors—Proposal 1 on the Proxy Card

Baxter’s Board of Directors currently consists of twelve members and is divided into three classes. Each year, the directors in one of the three classes are elected to serve a three-year term. At the Annual Meeting, three directors are proposed for election for a three-year term expiring in 2007. Monroe E. Trout, M.D., whose current term expires on May 4, 2004, will not run for re-election as he has reached the mandatory retirement age under Baxter’s Corporate Governance Guidelines. In addition, Pei-yuan Chia, whose current term also expires on May 4, 2004, has decided not to run for re-election. The Board and management would like to thank Dr. Trout and Mr. Chia for their dedicated service to Baxter and its stockholders. The Board elected John D. Forsyth in September 2003 and Carole J. Uhrich in December 2003 to serve as directors until the 2004 Annual Meeting of Stockholders. The Board has nominated the following persons for election, all of whom are currently directors of Baxter:

John D. Forsyth

Gail D. Fosler

Carole J. Uhrich

Information regarding each of the nominees follows on page 6. If any nominee for director becomes unavailable for election, the number of directors will be reduced. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the Annual Meeting.

The Proxyholders intend to vote the shares represented by proxy in favor of all of the Board’s nominees, except to the extent a stockholder withholds authority to vote for the nominees.

The Board of Directors recommends a vote FOR the election of all of the nominees for director.

Ratification of Appointment of Independent Auditors—Proposal 2 on the Proxy Card

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as independent auditors for Baxter in 2004. The Audit Committee requests that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another public accounting firm for 2004 and future years.

One or more representatives of PwC will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and they will be available to answer questions.

Audit Fees

Fees for services performed by PwC relating to the audit of the consolidated annual financial statements, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements, aggregated approximately $5.6 million in 2003 and $4.7 million in 2002.

Audit-Related Fees

Fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits, accounting consultations, subsidiary audits and reviews and, in 2002, acquisition due diligence, aggregated approximately $540,000 in 2003 and $585,000 in 2002.

Management Proposals (continued)

Tax Fees

Fees for services performed by PwC for tax compliance, tax advice, and tax planning aggregated approximately $7.2 million in 2003 and $5.8 million in 2002. Of these amounts, approximately $3.1 million in 2003 and $2.8 million in 2002 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. These amounts also include fees for tax consulting services of approximately $4.0 million in 2003 and $3.0 million in 2002, which were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees

Fees for all other services performed by PwC aggregated approximately $120,000 in 2003 and $12.3 million in 2002. The majority of the fees paid in 2003 were for financial system design and implementation services. The amount for 2002 includes fees of approximately $12.1 million which were paid to PwC’s consulting business, which was separated from PwC on October 1, 2002 and is now part of a separate publicly-traded company. Excluding fees paid to PwC’s consulting business, fees for all other services performed by PwC in 2002, primarily acquisition integration services, aggregated approximately $200,000. The fees for 2002 paid to PwC’s consulting business in that year primarily consisted of supply chain and electronic document management consulting and financial system design and implementation services. Since the Audit Committee, with the endorsement of the full Board of Directors, revised its guidelines in February 2002 to permit the completion of then existing projects but otherwise preclude the use of PwC for any new financial systems and management consulting services, the company has not engaged PwC to perform any such new services.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee must separately pre-approve the engagement of the independent auditor to audit the company’s consolidated financial statements. The Audit Committee has established a pre-approval policy for engaging the independent auditor for other audit and permissible non-audit services. Under the policy, the Audit Committee has specified audit, audit-related, tax and forensic services that may be performed by the independent auditor. The engagement for these services specified in the policy requires the further, separate pre-approval of the chairman of the Audit Committee or the entire Audit Committee, if specific dollar thresholds set forth in the policy are exceeded. Services not specified in the policy will require separate pre-approval by the Audit Committee. Reports on projects and services are presented to the Audit Committee on a regular basis. Any project approved by the chairman under the policy must be reported to the Audit Committee at the next meeting. The audit, audit-related, tax and other services provided by PwC in 2003 described above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Proxyholders intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as independent auditors, except to the extent a stockholder votes against or abstains from voting on this proposal.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent auditors for Baxter in 2004.

Board of Directors

Director Biographies

Nominees for Election as Directors (Term Expires 2007)

John D. Forsyth, age 56, was elected as a director of Baxter in September 2003. Mr. Forsyth has served as chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since April 2000 and as chief executive officer since August 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions, including president and chief executive officer.

Gail D. Fosler, age 56, has been a director of Baxter since 2001. Since 1989, Ms. Fosler has held several positions with The Conference Board, a research and business membership organization. Ms. Fosler is currently executive vice president and chief economist of The Conference Board and directs its Economics Research Program, which produces economic indicators and analyses. Ms. Fosler is also a director of Caterpillar Inc., Unisys Corporation and DBS Holdings (Singapore).

Carole J. Uhrich, age 60, was elected as a director of Baxter in December 2003. Ms. Uhrich served as executive vice president of Maytag Corporation, a producer of home and commercial appliances, and as president of Maytag’s Home Solutions Group from January 2000 until December 2000. Prior to that, she was executive vice president and assistant chief operating officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999. From 1997 to 1998 she served as executive vice president and president of Commercial Imaging for Polaroid. Ms. Uhrich also serves as a director of Ceridian Corporation.

Board of Directors (continued)

Directors Continuing in Office (Term Expires 2005)

Harry M. Jansen Kraemer, Jr., age 49, has been a director of Baxter since 1995 and chairman of the board since January 2000. Mr. Kraemer has been president of Baxter since 1997 and chief executive officer since January 1999. In January 2004, Mr. Kraemer announced his decision to resign from the company, and agreed to serve as chairman and chief executive officer until his successor is named. Mr. Kraemer also serves as a director of Science Applications International Corporation.

Joseph B. Martin, M.D., Ph.D., age 65, has been a director of Baxter since 2002. Dr. Martin has served as the Dean of the Harvard Faculty of Medicine since July 1997. He was Chancellor of the University of California, San Francisco from 1993 to 1997 and Dean of the UCSF School of Medicine from 1989 to 1993. Dr. Martin also serves as a director of Cytyc Corporation and Scientific Learning Corp.

Thomas T. Stallkamp, age 57, has been a director of Baxter since 2000 and was appointed lead director in January 2004. Mr. Stallkamp is chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services. From 2000 through 2003, he served as vice chairman and chief executive officer of MSX International, Inc. From 1980 through 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were vice chairman and president. Mr. Stallkamp also serves as a director of Visteon Corporation.

Fred L. Turner, age 71, has been a director of Baxter since 1982. Mr. Turner was senior chairman of the board of directors of McDonald’s Corporation, a restaurant licensor, until his retirement in January 2004. Mr. Turner previously was chairman of the board and chief executive officer of McDonald’s Corporation. He joined McDonald’s in 1956. Mr. Turner is a Life Trustee of Ronald McDonald House Charities, Inc., a not-for-profit corporation.

Board of Directors (continued)

Directors Continuing in Office (Term Expires 2006)

Walter E. Boomer, age 65, has been a director of Baxter since 1997. Since March 1997, General Boomer has served as president and chief executive officer of Rogers Corporation, a manufacturer of specialty materials for use in the communication, transportation, imaging and computer markets. General Boomer was named chairman of the board of Rogers Corporation in April 2002. He plans to retire as president, chief executive officer and chairman of Rogers Corporation effective April 1, 2004. From 1994 through 1996, he served as executive vice president of McDermott International Inc. and president of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a general and assistant commandant of the United States Marine Corps after 34 years of service. General Boomer also serves as a director of Cytyc Corporation and will remain a director of Rogers Corporation.

James R. Gavin III, M.D., Ph.D., age 58, was elected as a director of Baxter in February 2003. Since July 2002, Dr. Gavin has served as president of the Morehouse School of Medicine. From 1991 to July 2002 he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. From 1987 to 1991 he was at the University of Oklahoma Health Sciences Center as a professor and as chief of the Diabetes Section and acting chief of the Section on Endocrinology, Metabolism and Hypertension. Dr. Gavin also serves as a director of MicroIslet, Inc.

K. J. Storm, age 61, has been a director of Baxter since May 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was chairman of the executive board of AEGON N.V., an international insurance group from 1993 until 2002 when he retired. Mr. Storm is a supervisory board member and chairman of Royal Wessanen N.V., a Dutch food manufacturer, and Laurus N.V., a Dutch supermarket group. He also serves on the supervisory boards of AEGON N.V. and KLM N.V. and the board of Interbrew S.A.

Board of Directors (continued)

Committees of the Board

The Board of Directors has five committees. Each committee consists solely of independent directors, as defined by New York Stock Exchange corporate governance rules as well as Baxter’s Corporate Governance Guidelines. Each committee is required by its charter on an annual basis to conduct a performance evaluation of the committee and to review the adequacy of its charter. The company believes that these committee charters comply with the corporate governance rules of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. A copy of the Audit Committee’s charter is attached to this proxy statement as Exhibit A. All committee charters are available on Baxter’s website at www.baxter.com under “Corporate Governance” and in print upon request by writing to Baxter International Inc., Corporate Secretary, One Baxter Parkway, Deerfield, Illinois 60015.

The table below provides membership and meeting information for each of the Board committees.

Name	Audit		Compensation	Corporate Governance	Finance		Public Policy

Walter E. Boomer			X	X*			X

Pei-yuan Chia	X		X*

John D. Forsyth			X	X

Gail D. Fosler	X						X	*

James R. Gavin III, M.D., Ph.D.					X		X

Joseph B. Martin, M.D., Ph.D.				X	X

Thomas T. Stallkamp	X	*	X

K. J. Storm	X				X	*

Monroe E. Trout, M.D.				X	X

Fred L. Turner	X			X

Carole J. Uhrich			X	X

Number of Meetings in 2003	7		5	3	4		3

* Chair

The Audit Committee reviews the company’s financial reporting process and the integrity of its financial statements, Baxter’s system of internal controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Common recurring activities of the Audit Committee in carrying out its oversight function include:

•	reviewing the adequacy and effectiveness of Baxter’s financial and accounting controls with the independent and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures;

•	retaining and evaluating the qualifications, independence and performance of the independent auditor;

•	the pre-approval of audit and permissible non-audit engagements to be undertaken by the independent auditor through the pre-approval policies and procedures approved by the committee described on page 5;

•	reviewing the scope of the annual internal and external audits;

Board of Directors (continued)

•	reviewing the company’s consolidated financial statements including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and discussing with the independent auditor the quality and acceptability of accounting principles used to prepare the consolidated financial statements;

•	reviewing and discussing earnings press releases prior to issuance of the release (conducted by the Audit Committee Chairman);

•	holding separate executive sessions with the internal auditor, the independent auditor and management; and

•	discussing guidelines and policies governing the process by which Baxter assesses and manages risk.

The Audit Committee also establishes Baxter’s policy with respect to the hiring of employees and former employees of its independent auditor. The current policy is that Baxter will not hire any current or previous employees of its independent auditor who are or have, within the last two years, worked on the company’s audit.

The Compensation Committee exercises the authority of the Board relating to employee benefit plans and the compensation of Baxter’s executives. The Compensation Committee’s responsibilities include:

•	making recommendations to the Board concerning the salary and bonus of the Chief Executive Officer;

•	determining the salaries and bonuses of corporate officers (other than the Chief Executive Officer) and advising the Board of such determination;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; and

•	serving as the administration committee of the company’s stock option plans.

The Corporate Governance Committee assists and advises the Board on corporate governance and general organization and planning matters and serves as the company’s nominating committee. The Corporate Governance Committee’s responsibilities include:

•	developing criteria, subject to approval by the Board, for use in evaluating and selecting candidates for election or re-election to the Board, and assisting the Board in identifying and attracting qualified director candidates;

•	selecting and making recommendations to the Board on the director nominees for the next annual meeting of stockholders, and recommending persons to fill any vacancy on the Board;

•	determining Board committee structure and membership;

•	reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines;

•	overseeing the succession planning process for management, including the Chief Executive Officer;

•	developing and implementing an annual process for evaluating the performance of the Chief Executive Officer;

•	developing and implementing an annual procedure for evaluating Board performance; and

•	making recommendations to the Board concerning director compensation.

Board of Directors (continued)

The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding:

•	proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions;

•	dividends;

•	results of the management of pension assets; and

•	risk management relating to the company’s hedging activities, use of derivative instruments, and insurance coverage.

The Public Policy Committee reviews the policies and practices of Baxter to ensure that they are consistent with its social responsibility to act with integrity as a global corporate citizen to employees, customers and society. The Public Policy Committee has a wide range of responsibilities, including:

•	reviewing and making recommendations regarding Baxter’s Quality and Regulatory programs and performance;

•	overseeing, reviewing and making recommendations to the Corporate Responsibility Office as set forth in the company’s Global Business Practice Standards;

•	addressing the company’s responsibilities with respect to the health and safety of employees and consumers, and the environment; and

•	reviewing and making recommendations on the company’s Government Affairs Program, including the company’s positions with respect to pending legislative and other initiatives.

Board of Directors (continued)

Nomination of Directors

Director Candidates Recommended by Stockholders

Baxter’s Corporate Governance Committee will consider director candidates recommended by stockholders. To recommend a candidate for consideration by the Corporate Governance Committee, a stockholder must submit the recommendation in writing to Baxter’s Corporate Secretary at the following address:

Corporate Secretary

Baxter International Inc.

One Baxter Parkway, DF2-2W

Deerfield, Illinois 60015

Baxter’s Corporate Governance Guidelines require that the recommendation must include the following:

•	the name and address of the stockholder making the recommendation and evidence of his or her ownership of Baxter Common Stock, including the number of shares and period of ownership;

•	the name and address of the director candidate, and his or her resume or listing of qualifications, taking into account the criteria described below; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

For a candidate to be considered by the Corporate Governance Committee as a nominee for election at the next annual meeting of stockholders, the stockholder’s recommendation must be received by the Corporate Secretary not less than 120 days before the anniversary date of the company’s most recent annual meeting of stockholders.

In addition, Baxter’s bylaws permit stockholders to nominate directors. For information regarding the deadlines and procedures for director nominations by stockholders, please see “Future Stockholder Proposals and Nominations” on page 40.

Membership Criteria for Non-Employee Directors

The membership criteria for non-employee directors set forth in Baxter’s Corporate Governance Guidelines provide that each director nominee should:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•	have a genuine interest in the company and a recognition that as a member of the Board, each director is accountable to all Baxter stockholders, not to any particular interest group;

•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;

•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government;

•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its shareholders;

Board of Directors (continued)

•	have the ability and be willing to spend the time required to function effectively as a director;

•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and

•	have independent opinions and be willing to state them in a constructive manner.

In addition, Baxter’s Guidelines provide that directors will be selected on the basis of talent and experience. The company seeks a Board with diversity of background among its members, including diversity of gender, race or ethnic or national origin, age and experience in business, government and education and in health care, science, technology and other areas relevant to the company’s activities. At least a majority of the Board must consist of individuals who are independent.

Process for Identifying and Evaluating Director Nominees

The Corporate Governance Committee has retained a search firm to help identify and evaluate potential director nominees. Director nominees are identified through recommendations from members of the Board, management and the company’s search firm. As described above, the Corporate Governance Committee will also consider candidates recommended by stockholders.

The Corporate Governance Committee regularly undertakes a review of the composition of the Board for succession planning purposes, as well as to ensure that the skills and expertise deemed necessary are well represented on the company’s Board. The Committee takes into consideration a number of factors, including the election cycle of directors, mandatory retirement ages, any changed circumstances of the individual directors and results from the Board and committee self-assessment questionnaires. The Committee reviews the expertise and background of current Board and committee members against the criteria described above, seeks to identify any gaps in the composition of the Board and its committees, and uses this analysis to inform its search for and selection of director nominees. In evaluating individual director candidates, the Corporate Governance Committee applies the membership criteria described above while taking into account the current make-up of the Board and the business direction of the company.

Once a candidate has been identified, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee or its chairman determines that the candidate warrants further consideration, the Corporate Governance Committee and the external search firm retained by the Committee will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and extensive reference checking. If this process generates a positive indication, the chairman of the Committee and the chairman of the Board will meet separately with the candidate. The Committee chairman and the Board chairman then will report back to the Committee on their respective impressions of the candidate. If the individual was positively received, and if the individual possesses the skills, talent and/or level and degree of expertise being sought by the Board at that time, the Committee will then recommend the individual to the full Board for election. If the full Board agrees, the Chairman is then authorized to extend an offer to the individual candidate. This process is dependent upon the receipt of positive feedback and responses at each step, and includes frequent reports to the Corporate Governance Committee and the full Board. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Board of Directors (continued)

Compensation of Directors

Under Baxter’s non-employee director compensation plan (Director Compensation Plan), non-employee director compensation consists of a combination of stock options, restricted stock and cash compensation, as described below.

Stock Options

Each non-employee director is entitled to receive a grant of stock options annually on the date of the annual meeting of stockholders. Under the Director Compensation Plan, the annual stock option grant to each non-employee director has a target value on the grant date based on a Black-Scholes valuation of $60,000. The stock options become exercisable on the date of the next annual meeting of stockholders, and may become exercisable earlier in the event of death, disability, or a change in control of Baxter.

Restricted Stock

Each non-employee director also receives an annual grant of restricted shares of Baxter Common Stock on the date of the annual meeting of stockholders. The number of restricted shares to be granted to each non-employee director each year equals the quotient of $60,000 divided by the closing sale price for a share of Baxter Common Stock on the date of the annual meeting. The restricted shares vest on the date of the next annual meeting of stockholders, and will be forfeited if the non-employee director leaves the Board for any reason other than death or disability prior to that date. In the event of a change in control of Baxter, all restrictions on the shares will terminate. Until vested, the restricted stock cannot be transferred or sold. During the restriction period, the directors have all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

Cash Compensation

Under the Director Compensation Plan, each non-employee director receives a $45,000 annual cash retainer. In addition, each non-employee director also receives a $1,000 fee for each Board and each committee meeting attended, and each non-employee director who acts as the chairperson of any committee meeting receives an additional $1,000 for each meeting chaired by him or her. Non-employee directors are eligible to participate in a deferred compensation plan which allows deferral of all or any portion of cash payments until Board service ends.

Each non-employee director is eligible for life insurance benefits. Life insurance premiums of $945 in the aggregate were paid in 2003 for the benefit of non-employee directors. In addition, the company has agreed to pay the fees for preparation of U.S. tax returns for K.J. Storm, who is a resident of the Netherlands.

Director Stock Ownership Guidelines

In February 2003, the Board of Directors amended Baxter’s Corporate Governance Guidelines to establish recommended stock ownership guidelines for directors. The current stock ownership guideline recommended for each director, after five years of Board service, is to hold Common Stock with a value equal to five times the annual cash retainer provided to directors.

Corporate Governance

The Board of Directors recognizes the importance of good corporate governance as a means of addressing the needs of Baxter’s stockholders, employees, customers and community. Pursuant to the Delaware General Corporation Law, under which Baxter is organized, the business, property and affairs of Baxter are managed under the direction of the Board of Directors. Members of the Board are kept informed of Baxter’s business through discussions with the Chairman and management, by reviewing materials prepared for them by management and by participating in meetings of the Board and its committees. During 2003, the Board held eight meetings and the committees held a total of 22 meetings. The aggregate attendance of all current directors at the total number of Board and committee meetings was over 96 percent. Baxter’s Corporate Governance Guidelines, which are described below, provide that directors are expected to attend the annual meeting of stockholders. Eleven directors attended the 2003 annual meeting of stockholders, including all of the company’s current directors who were on the Board at that time.

Corporate Governance Guidelines

Baxter first adopted formal corporate governance principles in 1995. In 1998, the Board of Directors adopted new Corporate Governance Guidelines (the “Guidelines”) which address the role of the Board of Directors in areas such as fiduciary oversight, strategic planning, social responsibility, succession planning and board elections. The Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection, qualification and evaluation of directors as further described on page 12 under the heading “Nomination of Directors.” The Guidelines, which are reviewed on an ongoing basis by the Corporate Governance Committee, address a number of other matters, such as: director access to management, the authority of the Board and its committees to hire outside advisors, the appropriateness of continued Board membership in the event of a change in a director’s employment or other circumstances, the mandatory retirement age for directors, executive and director compensation, selection and responsibilities of the lead director, director continuing education, and recommended stock ownership for directors. In February 2003, and again in February 2004, the Board of Directors approved changes to Baxter’s Guidelines to update them or to establish new guidelines in order to ensure that the Company was not only compliant with all applicable rules and regulations, but in certain areas, ahead of the trends. Issues addressed most recently include director independence criteria, director attendance, the recommendation of director candidates by stockholders, other company directorships, and membership criteria for non-employee directors.

Rules adopted by the New York Stock Exchange require listed companies to adopt governance guidelines covering various matters. The company believes that Baxter’s Guidelines comply with the New York Stock Exchange corporate governance rules. The Corporate Governance Committee of the Board reviews at least annually the adequacy of the Guidelines, and recommends any proposed changes to the Board for approval.

The Guidelines, as well as other information on Corporate Governance, are available on Baxter’s website at www.baxter.com under “Corporate Governance” and in print upon request by writing to Baxter International Inc., Corporate Secretary, One Baxter Parkway, Deerfield, Illinois 60015.

Corporate Governance (continued)

Director Independence

The Board of Directors has determined, after careful review, that all directors except for Harry Kraemer are independent, as defined by Baxter’s Corporate Governance Guidelines and New York Stock Exchange rules. Baxter’s Guidelines require that a majority of Baxter’s directors qualify as independent. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter.

Baxter’s Guidelines include the following standards for determining director independence:

•	A director will not be independent if, within the preceding three years: (a) the director was employed by Baxter; (b) an immediate family member of the director was employed by Baxter as an executive officer; (c) the director was employed by or affiliated with, or an immediate family member of the director was employed in a professional capacity by or affiliated with, the independent auditor of Baxter; (d) a present Baxter executive officer was on the compensation committee of the board of directors of a company which concurrently employed the Baxter director, or which concurrently employed an immediate family member of the director as an executive officer; or (e) the director receives more than $100,000 per year in direct compensation from Baxter, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (a) if a Baxter director or an immediate family member of a Baxter director is a partner, officer, employee or controlling shareholder of or is otherwise affiliated with another company or professional entity (including any law firm or investment banking firm) that does business with Baxter and the annual payments to, or from, Baxter in any year do not exceed (i) one percent of the consolidated gross revenue of Baxter for its most recently completed fiscal year or (ii) the greater of $1,000,000 or two percent of the consolidated gross revenue of the other company or professional entity for its most recently completed fiscal year; (b) if a Baxter director is a partner, executive officer or controlling shareholder of or is otherwise affiliated with another company which is indebted to Baxter, or to which Baxter is indebted, and the total amount of either company’s indebtedness to the other does not exceed (i) one percent of the total consolidated assets of Baxter as of the end of its most recently completed fiscal year or (ii) one percent of the total consolidated assets of the other company as of the end of its most recently completed fiscal year; and (c) if a Baxter director serves as an officer, director or trustee of or is otherwise affiliated with a charitable organization, and Baxter’s discretionary charitable contributions to the organization are less than the greater of $100,000 or two percent of that organization’s consolidated gross revenues in any single fiscal year. Baxter’s automatic matching of employee charitable contributions will not be included in the amount of Baxter’s contributions for this purpose.

For relationships not covered by these guidelines, the determination of whether the director is independent or not will be made by the directors who satisfy the independence guidelines.

Corporate Governance (continued)

Executive Sessions

Baxter’s Corporate Governance Guidelines require the Board to meet in executive session without management or any employee director present at every regularly scheduled meeting. The Audit Committee is required by its charter to hold separate executive sessions during at least five committee meetings per year with the internal auditor, the independent auditor and management. The other committees of the Board also have the authority to hold executive sessions without management present.

Lead Director

Baxter’s lead director is currently Thomas Stallkamp. Baxter’s Corporate Governance Guidelines provide that the lead director is responsible for presiding at all executive sessions of the Board and acting as the liaison between the non-management directors and the Chairman of the Board. In addition, the lead director serves as the contact person to facilitate communications by Baxter employees and stockholders directly with the non-management members of the Board. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis.

Contacting the Lead Director and Other Members of the Board

Baxter’s Corporate Governance Committee has established a process for sending communications to members of the Board, including the lead director. Specifically, stockholders and other interested parties may contact any of Baxter’s directors, including the lead director, by mail or e-mail as described below.

• E-mail address:	boardofdirectors@baxter.com

• Mailing address:	Baxter Director c/o Corporate Secretary Baxter International Inc. One Baxter Parkway, DF2-2W Deerfield, Illinois 60015

All communications will be forwarded by Baxter’s Corporate Secretary directly to the lead director, unless a different director is specified.

Annual Assessment of Board and Committee Performance

The Board has annually reviewed its own performance, structure and processes for the past ten years in order to assess how effectively it is functioning. This assessment was implemented and is administered by the Corporate Governance Committee through an annual Board self-evaluation survey. In addition, each committee of the Board conducts an annual performance evaluation of the committee, as required by its charter, through a self-evaluation survey. The views of individual directors are collected by the Corporate Secretary and summarized for consideration by the full Board or committee, as appropriate.

Corporate Governance (continued)

Global Business Practice Standards and Corporate Responsibility Office

Baxter’s ethics policies can be found in its Global Business Practice Standards, which are designed to promote honest and ethical conduct and compliance with applicable laws and serve as a guide for making business decisions. The Global Business Practice Standards are applicable to members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer and other senior financial officers. These standards include policies on a number of topics, such as protection and use of company assets, accurate recordkeeping, competitive and confidential information, insider trading, bioethics, conflicts of interest, gifts, trade compliance and other aspects of business ethics. These standards address Baxter’s commitment to full, fair, accurate, timely, and understandable disclosure in all public communications, including reports that the company files with, or submits to, the Securities and Exchange Commission and other government agencies. The standards also address the consequences of failure to comply with applicable law or Baxter’s policies and procedures and require prompt internal reporting of wrongdoing.

Baxter’s Global Business Practice Standards include procedures for employees to seek guidance or report concerns about business practices, including concerns regarding accounting, internal accounting controls, auditing, or other matters. These procedures have been reviewed by the Board’s Public Policy and Audit Committees and approved by the full Board of Directors. Questions and concerns can be submitted confidentially or anonymously. Employees may raise issues or concerns through multiple channels, such as calling the toll-free Business Practice Standards Helpline, sending an e-mail to the Business Practices website, writing to the Corporate Responsibility Office’s post office box, or contacting the members of the Corporate Responsibility Office or its regional committees directly.

The Corporate Responsibility Office, which was established by the Board in 1993, is responsible for communicating the company’s Business Practice Standards, maintaining multiple channels for employees to report concerns, providing guidance and training to employees and directors, and monitoring compliance. Permanent members of the Corporate Responsibility Office include the company’s Vice President of Business Practices, who reports to the Public Policy Committee, and the Vice President of Corporate Audit, who reports to the Audit Committee.

Baxter’s Global Business Practice Standards are available on Baxter’s website at www.baxter.com under “Corporate Governance” and in print upon request by writing to Baxter International Inc., Business Practices, One Baxter Parkway, Deerfield, Illinois 60015.

Disclosure Controls and Procedures

The company has established disclosure controls and procedures designed to ensure that financial and non-financial information required to be disclosed by Baxter in the reports it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported on a timely basis. These controls and procedures are designed to ensure that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, to allow for timely disclosure decisions. Each quarter, the company carries out an evaluation, under the supervision and with the participation of the company’s Disclosure Committee and other members of the company’s management team, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the company’s disclosure controls and procedures.

Audit Committee Report

The Audit Committee of the Board of Directors of Baxter assists the Board in fulfilling its oversight responsibilities. The Audit Committee consists of five independent directors, as defined by New York Stock Exchange corporate governance rules as well as Baxter’s Corporate Governance Guidelines. The Board of Directors has determined that Thomas T. Stallkamp, who is the Chairman of the Audit Committee, and K. J. Storm each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee’s duties and responsibilities are set forth in a written charter, which was initially adopted and approved by the Board on March 21, 2000 and amended in February 2003 and again in February 2004 to address the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange’s corporate governance rules. A copy of the audit committee charter, which is annually reviewed and revised as appropriate, is attached to this proxy statement as Exhibit A. The charter is also available on Baxter’s website at www.baxter.com under “Corporate Governance” and in print upon request by writing to Baxter International Inc., Corporate Secretary, One Baxter Parkway, Deerfield, Illinois 60015.

Management is responsible for Baxter’s internal controls and the financial reporting process. A professional staff of in-house corporate auditors reviews the design of, and compliance with, Baxter’s internal control systems and the accounting policies and procedures supporting the financial reporting process. PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent audit of Baxter’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	engaged PwC as the company’s independent auditors;

•	reviewed and discussed the results of the internal audit plan for the year ended December 31, 2003;

•	reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2003;

•	discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with representatives of PwC the public accounting firm’s independence from Baxter and management; and

•	considered whether the provision by PwC of non-audit services is compatible with maintaining PwC’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Thomas T. Stallkamp (Chairman)

Pei-yuan Chia

Gail D. Fosler

K. J. Storm

Fred L. Turner

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) makes recommendations to the Board concerning compensation for the Chief Executive Officer and determines compensation for other officers. The Committee also exercises the authority of the Board with respect to Baxter’s employee benefit plans. The Committee is comprised of independent, non-employee directors, as discussed above under “Board of Directors-Committees of the Board” and “Corporate Governance-Director Independence.”

Compensation Philosophy for Officers

The Committee’s compensation philosophy provides a framework for aligning compensation with business objectives. The Committee’s philosophy is to provide compensation opportunities that are structured to: (i) recognize performance by basing compensation on the achievement of pre-established performance goals for the company as well as individual performance and (ii) be competitive when compared to health care and non-health care companies of similar size and scope. Consistent with Baxter’s goal of building the best team in health care, this philosophy is intended to assist Baxter in attracting, retaining and motivating executives with superior leadership and management abilities. The Committee has reviewed the total annual compensation received by the officers, including salary, cash bonuses, long-term incentives and perquisites, and has determined the amount to be competitive and reasonable.

Relationship of Executive Compensation to Performance

To promote a pay-for-performance philosophy, employee compensation is based on company as well as individual performance. The Committee believes that management should be motivated and compensated based on both financial and non-financial measures. For this reason, the Committee emphasizes the financial measures of sales growth, earnings per share, cash flow, gross profit ratio and total shareholder return when determining compensation for all officers. In terms of non-financial measures, the Committee focuses on such areas as quality, leadership, building customer loyalty, product development, innovation, talent management, operational excellence, and adherence to Baxter’s shared values of respect, responsiveness and results. The Committee believes that a combination of financial and non-financial measures were the appropriate focus for 2003.

In order to appropriately reward individual performance in a manner which differentiates among the members of management, a performance differentiation framework is used to determine each officer’s compensation, including salary, cash bonus and long-term incentives. This approach is designed to strengthen the link between an individual’s compensation and his or her personal performance as measured by select talent management data points, such as individual performance reviews, potential future performance, achievement of key business strategies, feedback from colleagues, and adherence to Baxter’s shared values of respect, responsiveness and results. Using these measurements, adjustments are made to each officer’s compensation which differentiate individual compensation based on relative performance.

The company’s philosophy with respect to the $1 million cap on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for Baxter’s stockholders by seeking performance-based exemptions and the related stockholder approval where consistent with Baxter’s compensation policies and practices.

Market Competitive Compensation

The Committee reviews compensation survey data from selected companies in the

Compensation Committee Report (continued)

pharmaceutical, medical device, and biotech industries included in the Standard & Poor’s 500 Health Care Index, as well as other large non-health care companies of similar size and scope (“comparable companies”). Based on the survey data from the comparable companies, the Committee determines the competitiveness of the total compensation structure for each officer, including Mr. Kraemer, who served as Baxter’s chairman and chief executive officer in 2003. The Committee engages independent compensation consultants to assist it in obtaining the survey data from the comparable companies and determining the competitiveness of Baxter’s total compensation structure. The consultants report to the Committee and work closely with both the Committee and management.

Compensation Elements

The company’s compensation structure consists primarily of salaries, cash bonuses, and stock options. As discussed below, beginning with the next Long-Term Incentive Plan grant in March 2005, long-term incentives will include both restricted stock and stock options. The company’s officers ordinarily receive the majority of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of Baxter’s stockholders.

Salaries

The Committee has established salaries each year based on each officer’s individual performance within a structure intended to be competitive with the 50th percentile of salaries paid to officers in the comparable companies. Officer salaries are typically reviewed and adjusted each year at the Committee’s February meeting. However, at management’s suggestion, the Committee did not approve any salary increases for Baxter’s officers at its meeting in February 2003. Management’s suggestion to not increase officer salaries was based on the company’s financial performance in 2002 and the decline in the company’s stock price. The Committee approved increases in officer salaries at its meeting in February 2004, to reflect individual performance relative to the 50th percentile of salaries paid to their counterparts in the comparable companies.

Cash Bonuses

Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation, but only if it is earned through achievement of specified performance goals. At management’s suggestion, the Committee did not increase bonus ranges for the officers for 2003, given the company’s financial performance in 2002 and the decline in the company’s stock price. Cash bonuses for 2003, when combined with salary, were intended to provide a total cash compensation target of approximately the 60th percentile of total cash compensation paid to officers in the comparable companies. Cash bonus targets for 2004 are intended to be competitive with the 60th percentile of cash bonuses paid to officers in the comparable companies. The Committee establishes annual and quarterly performance goals for the company under the officer cash bonus plan. The Committee also establishes annual and quarterly bonus targets for each officer by utilizing the market data from the comparable companies. After year-end results are reported, the Committee determines each officer’s bonus based on the achievement of the specified annual and quarterly performance goals and the officer’s individual performance. Individual performance is assessed using the performance differentiation framework discussed above.

Baxter overachieved the cash flow goal and partially achieved the target sales goal established by the Committee as the performance measures under the officer cash bonus plan for 2003. It did not achieve the earnings per share goal. Based on these results,

Compensation Committee Report (continued)

officer cash bonuses would have funded at 102% of each officer’s target bonus. However, at management’s suggestion, given the company’s performance relative to the sales and earnings per share goals established by the Committee, the Committee reduced the funding for officers to 56%. Actual bonus amounts for 2003 were adjusted to reflect each officer’s individual performance and ranged from 0% to 100% of annual bonus targets. Officers did not receive any bonuses based on the quarterly performance criteria.

Long-Term Incentives

To further align management and stockholder interests and to continue to promote a pay-for-performance philosophy, Baxter maintains a Long Term Incentive (LTI) Plan. The Committee recently adopted a new structure for its LTI Plan in an effort to retain the high performers within the Baxter team, to attract new talent and to remain market competitive. The new plan, which will be in effect for the next LTI grant in March 2005, consists of grants to Baxter’s senior managers within the company, including the chief executive officer and the other officers, of both stock options and restricted stock. The new LTI Plan is structured so that the combined value of the stock option and restricted stock award targets are competitive with approximately the 60th percentile of the long-term incentive opportunities provided to the LTI Plan participants’ counterparts in the comparable companies. The prior LTI Plan, which was in effect during 2003, consisted solely of stock options grants and was structured so that the value of the stock option targets was competitive with approximately the 75th percentile of long-term incentive opportunities provided to LTI Plan participants’ counterparts in the comparable companies.

To motivate participants to achieve superior total shareholder return (TSR) compared to Baxter’s competitors, the LTI Plan contains a Stock Performance Multiplier that increases or decreases a participant’s stock option target, and under the new LTI structure a participant’s stock option and restricted stock targets, depending on Baxter’s relative performance. The Stock Performance Multiplier measures the annual percentage change in Baxter’s TSR compared to the TSR for the Standard & Poor’s 500 Health Care Index. Based on this comparison, a participant’s target LTI award could increase up to a maximum of 150% or decrease to a minimum of 75% of target. Actual awards are based on a combination of the participant’s target award, the Stock Performance Multiplier and the participant’s individual performance.

Since the company’s TSR for the period from October 2002 through September 2003 was below the TSR for the Standard & Poor’s 500 Health Care Index, participants’ stock option targets in 2003 were adjusted to the minimum of 75% of target. The Committee then assessed individual officer performance based on the performance differentiation framework discussed above. Actual stock option awards for officers were made in November 2003 and ranged from 50% to 125% of the adjusted target due to individual performance.

Mr. Kraemer’s 2003 Compensation

In 2003, Mr. Kraemer participated in the same compensation plans provided to the other officers as described above. The Committee’s general approach to setting Mr. Kraemer’s compensation was to be competitive with the comparable companies, while ensuring that his compensation was dependent upon achievement of Baxter’s financial performance goals and personal performance objectives, both of which were reviewed and approved by the Board. The Board has established a process through which the Compensation and the Corporate Governance Committees work together to ensure that decisions regarding Mr. Kraemer’s compensation are directly based upon the extent

Compensation Committee Report (continued)

to which his performance objectives are met. All compensation actions relating to Mr. Kraemer are subject to the approval of the Board.

In February 2003, the Committee set Mr. Kraemer’s salary for 2003 at $925,000, which was the same salary Mr. Kraemer received for 2002. As stated above, the Committee did not approve any salary increases in 2003 for Baxter’s officers, including Mr. Kraemer.

In November 2003, pursuant to the terms of the prior LTI Plan described above, Mr. Kraemer’s 500,000 stock option target (originally set by the Committee in February 2002) was decreased to 375,000 options due to the Stock Performance Multiplier. After reviewing Mr. Kraemer’s performance, the Committee granted 300,000 options to Mr. Kraemer at that time with an exercise price equal to the then current fair market value of $27.13 per share, which represented 80% of his adjusted target.

As stated above, the Committee did not increase bonus ranges for the officers, including Mr. Kraemer, for 2003. Accordingly, the Committee kept Mr. Kraemer’s annual target bonus amount at $1,156,250 (an amount equal to 125% of his salary) and his incremental quarterly target bonus amount at $231,250 (an amount equal to 20% of his annual target bonus). Mr. Kraemer’s bonus targets were based on his performance and, when combined with his salary, intended to provide a total cash compensation target of approximately the 60th percentile of total cash compensation paid to his counterparts in the comparable companies.

Baxter overachieved the cash flow goal and partially achieved the target sales goal performance measures under the officer cash bonus plan for 2003. It did not achieve the earnings per share goal. Accordingly, in February 2004, the Committee determined that, for 2003, Mr. Kraemer earned a bonus of $647,500. Mr. Kraemer’s bonus represented 56% of his annual target bonus amount. Mr. Kraemer did not receive any bonus based on the quarterly performance criteria.

Pei-yuan Chia (Chairman)

Walter E. Boomer

John D. Forsyth

Thomas T. Stallkamp

Executive Compensation

Summary

The following table shows, for the years ended December 31, 2003, 2002, and 2001, the compensation provided by Baxter and its subsidiaries to the chairman of the board and chief executive officer and the four next most highly compensated executive officers in all capacities in which they served. The five individuals identified in the Summary Compensation Table are referred to as the “named executive officers” throughout this proxy statement.

Share numbers and per share amounts have been adjusted in this proxy statement to reflect the two-for-one split of Baxter’s Common Stock in May 2001.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other ($)(2)	Securities Underlying Options(3)	All Other Compensation ($)(4)

Harry M. Jansen Kraemer, Jr.	2003	925,000	647,500	177,773	300,000	41,574
Chairman of the Board and	2002	916,346	403,000	177,620	375,000	45,361
Chief Executive Officer(5)	2001	880,000	528,000	169,658	600,000	66,793

David F. Drohan	2003	420,385	364,000	6,963	90,000	23,603
Senior Vice President and	2002	404,231	121,000	401	82,500	22,288
President-Medication Delivery	2001	361,538	224,000	3,847	105,000	19,266

Alan L. Heller	2003	625,000	140,000	12,337	-0-	555,700
Former Senior Vice President	2002	620,192	164,000	5,048	84,000	26,795
and President-Renal(6)	2001	600,000	240,000	3,864	164,700	990

Carlos del Salto	2003	445,000	279,104	-0-	90,750	23,443
Senior Vice President and	2002	441,154	176,000	-0-	99,000	23,239
President-Intercontinental/Asia and Renal	2001	425,000	224,000	3,612	108,000	24,710

Brian P. Anderson	2003	490,000	175,616	10,775	74,250	19,788
Senior Vice President and	2002	486,154	128,600	8,911	66,000	23,367
Chief Financial Officer	2001	470,000	248,500	9,047	120,000	22,965

(1)	Amounts shown in these columns include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned.

(2)	As permitted by the rules of the Securities and Exchange Commission, this column excludes perquisites and other personal benefits for the named executive officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10 percent of the combined salary and bonus for that year. Accordingly, for Messrs. Drohan, Heller, del Salto and Anderson, the amounts shown exclude such perquisites and only represent reimbursements for the payment of taxes. Of the amounts shown for Mr. Kraemer, $65,008 in 2003, $48,742 in 2002 and $42,122 in 2001 represent the approximate incremental cost to Baxter for his personal use of company aircraft, which Baxter required for security reasons.

(3)	The numbers shown in this column represent the number of shares of Common Stock for which options were granted to each named executive officer.

Executive Compensation (continued)

(4)	Amounts shown in this column represent matching contributions in Baxter’s Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in Baxter’s deferred compensation plan, and the dollar value of split-dollar life insurance benefits in 2001 and the dollar value of term life insurance benefits in 2001, 2002 and 2003. Baxter terminated the split-dollar life insurance program in October 2001. In 2003, matching contributions in Baxter’s Incentive Investment Plan, additional matching contributions in Baxter’s deferred compensation plan, and the dollar value of term life insurance benefits for each of the named executive officers were as follows: Mr. Kraemer $6,000, $33,840 and $1,734; Mr. Drohan—$6,000, $10,189 and $7,414; Mr. Heller—$6,000, $18,016 and $1,684; Mr. del Salto—$6,000, $11,731 and $5,712; and Mr. Anderson—$6,000, $12,305 and $1,483. For Mr. Heller, the amount shown also includes a $400,000 separation payment and a $130,000 special supplemental pension benefit payment made under the separation agreement between Baxter and Mr. Heller described on page 28.

(5)	In January 2004, Mr. Kraemer announced his decision to resign from the company, and agreed to serve as chairman and chief executive officer until his successor is named.

(6)	Mr. Heller resigned from Baxter effective January 31, 2004.

Executive Compensation (continued)

Stock Option Grants

The following table contains information relating to the stock option grants made in 2003 to the named executive officers.

Option Grants Table Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price ($/Sh)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					0%	5%(2)		10%(2)

Mr. Kraemer	300,000	2.80	$27.13	11/18/2013	$0.00	$5,118,573		$12,971,470

Mr. Drohan	90,000.84		$27.13	11/18/2013	$0.00	$1,535,572		$3,891,441

Mr. Heller	0	0	—	—	—	—		—

Mr. del Salto	90,750.85		$27.13	11/18/2013	$0.00	$1,548,368		$3,923,870

Mr. Anderson	74,250.69		$27.13	11/18/2013	$0.00	$1,266,847		$3,210,439

All Stockholders	N/A	N/A	N/A	N/A	$0.00	$10,429,958,019	(3)	$26,431,561,416	(3)

All Employee Optionees	10,730,884	100.00	various	various	$0.00	$183,089,390	(4)	$463,984,462	(4)

Optionee Gain as % of All Stockholders’ Gain	N/A	N/A	N/A	N/A	N/A	1.77%		1.77%

(1)	The exercise price shown for the named executive officers is the closing price of Baxter Common Stock on the date of the grant, which was November 18, 2003. The options become exercisable three years from the date of grant. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock. If specified corporate control changes occur, all outstanding options will become exercisable immediately.

(2)	Potential realizable values are calculated net of the option exercise price but before taxes associated with exercise. The assumed rates of stock price appreciation are set by rules of the Securities and Exchange Commission governing proxy statement disclosure and are not intended to forecast the future appreciation of Baxter Common Stock.

(3)	The potential realizable values for all stockholders were calculated on the 611,300,685 shares of Baxter Common Stock outstanding on December 31, 2003. The potential realizable values were calculated assuming the stockholders purchased Baxter Common Stock at $27.13, the closing price on November 18, 2003.

(4)	The potential realizable values for all employee optionees were calculated based on the approximately 10.7 million shares subject to options that were granted to approximately 6,874 employees of Baxter at various exercise prices at different times during the year. The potential realizable values were calculated assuming that all of the options were granted at the $27.13 exercise price.

Executive Compensation (continued)

Stock Option Exercises

The following table contains information relating to the exercise of stock options by the named executive officers in 2003, as well as the number and value of their unexercised options as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Kraemer	16,162	233,113	1,844,872	1,275,000	4,307,585	1,189,500
Mr. Drohan	-0-	—	310,320	277,500	48,190	343,050
Mr. Heller	-0-	—	183,000	248,700	-0-	38,640
Mr. del Salto	-0-	—	586,066	297,750	1,729,601	353,183
Mr. Anderson	-0-	—	583,398	260,250	2,380,446	282,068

(1)	The sum of the numbers under the Exercisable and Unexercisable columns of this table represents each named executive officer’s total number of outstanding options.

(2)	The dollar amounts shown under the Exercisable and Unexercisable columns of this table represent the number of shares subject to exercisable and unexercisable options, respectively, which had an exercise price below the closing price of Baxter Common Stock on December 31, 2003, which was $30.52, multiplied by the difference between that price and the exercise price of the options.

Pension Plan, Excess Plans and Supplemental Plans

The table on the following page shows estimated annual retirement benefits payable to participants in Baxter’s United States pension plan (“Pension Plan”) whose employment terminates at normal retirement (age 65). The normal retirement benefit equals (i) 1.75 percent of a participant’s Final Average Pay multiplied by the employee’s number of years of Pension Plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the employee’s years of Pension Plan participation. The Final Average Pay is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan, Baxter’s related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan’s benefit formula and therefore do not include Social Security benefits payable from the federal government. The estimated primary Social Security benefit used in the calculations is that payable for an individual attaining age 65 in 2003.

Executive Compensation (continued)

Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.

Pension Plan Table

	Estimated Annual Retirement Benefits Years of Pension Plan Participation(1)($)
Final Average Pay(1)($)	10	15	20	25	30	35	40
300,000	48,900	73,300	97,800	122,200	146,700	171,400	197,600
400,000	66,400	99,600	132,800	166,000	199,200	232,600	267,600
500,000	83,900	125,800	167,800	209,700	251,700	293,900	337,600
600,000	101,400	152,100	202,800	253,500	304,200	355,100	407,600
700,000	118,900	178,300	237,800	297,200	356,700	416,400	477,600
800,000	136,400	204,600	272,800	341,000	409,200	477,600	547,600
900,000	153,900	230,800	307,800	384,700	461,700	538,900	617,600
1,000,000	171,400	257,100	342,800	428,500	514,200	600,100	687,600
1,100,000	188,900	283,300	377,800	472,200	566,700	661,400	757,600
1,200,000	206,400	309,600	412,800	516,000	619,200	722,600	827,600
1,300,000	223,900	335,800	447,800	559,700	671,700	783,900	897,600
1,400,000	241,400	362,100	482,800	603,500	724,200	845,100	967,600
1,500,000	258,900	388,300	517,800	647,200	776,700	906,400	1,037,600
1,600,000	276,400	414,600	552,800	691,000	829,200	967,600	1,107,600
1,700,000	293,900	440,800	587,800	734,700	881,700	1,028,900	1,177,600
1,800,000	311,400	467,100	622,800	778,500	934,200	1,090,100	1,247,600
1,900,000	328,900	493,300	657,800	822,200	986,700	1,151,400	1,317,600
2,000,000	346,400	519,600	692,800	866,000	1,039,200	1,212,600	1,387,600

(1)	As of December 31, 2003, the named executive officers’ years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Kraemer—20 years and $1,654,469; Mr. Drohan—37 years and $550,685; Mr. Heller—2 years and $764,684; Mr. del Salto—29 years and $662,269; and Mr. Anderson—11 years and $671,516. Pursuant to his separation agreement with Baxter described below, Mr. Heller received a $130,000 payment that approximated the present value of his accrued but unvested benefit under Baxter’s Pension Plan and Supplemental Pension Plan. Mr. Heller is not eligible to receive any benefits under Baxter’s pension plans in the future.

Separation Agreement

Alan Heller, formerly Senior Vice President and President-Renal, resigned from Baxter effective January 31, 2004. Baxter entered into a separation agreement with Mr. Heller prior to his departure which provided for a one-time, lump sum payment by Baxter of $530,000. This amount consisted of (i) a $400,000 separation payment plus (ii) a $130,000 payment that approximated the present value of Mr. Heller’s accrued but unvested benefit under Baxter’s Pension Plan and Supplemental Pension Plan. Pursuant to the separation agreement, Baxter also paid Mr. Heller his officer cash bonus earned in 2003, which was $140,000. As a condition of his receipt of the separation payment, Mr. Heller entered into a release agreement which included a general waiver and release of any claims against the company relating to his employment or termination of employment with the company, as well as confidentiality and non-compete obligations and a commitment by Mr. Heller to conduct the transition period prior to termination of employment in a constructive and positive manner.

Ownership of Baxter Stock

Stock Ownership of Directors and Officers

On February 27, 2004, there were approximately 612,327,565 shares of Baxter Common Stock outstanding. The following table sets forth information as of that date, unless otherwise specified, regarding beneficial ownership of Baxter’s Common Stock by the named executive officers and all directors, each of whom owned less than one percent of the outstanding Common Stock. The table also sets forth the total number of shares of Baxter Common Stock beneficially owned by all executive officers and directors, as a group, which amounted to 1.07 percent of the outstanding Common Stock. Except as otherwise noted, each individual has sole investment and voting power with respect to the shares listed.

Name	Shares Beneficially Owned		Options Exercisable Within 60 Days		Total

Non-employee Directors:
Walter E. Boomer	13,862		75,328	(8)	89,190
Pei-yuan Chia	16,260	(1)	80,000	(8)	96,260	(1)
John D. Forsyth	3,598	(2)	—	(8)	3,598	(2)
Gail D. Fosler	3,670	(2)	26,250	(8)	29,920	(2)
James R. Gavin III, M.D., Ph.D.	2,670		2,500	(8)	5,170
Joseph B. Martin, M.D., Ph.D.	2,770	(3)	17,500	(8)	20,270	(3)
Thomas T. Stallkamp	12,830	(2)	42,600	(8)	55,430	(2)
K. J. Storm	2,663		—	(8)	2,663
Monroe E. Trout, M.D.	29,440	(3)	30,000	(8)	59,440	(3)
Fred L. Turner	38,202		32,656	(8)	70,858
Carole J. Uhrich	1,090		—	(8)	1,090
Named Executive Officers:
Harry M. Jansen Kraemer, Jr.	696,243	(2)(4)(5)	1,844,872		2,541,115	(2)(4)(5)
David F. Drohan	87,037	(5)(6)	310,320		397,357	(5)(6)
Alan L. Heller	11,395	(2)(3)	183,000		194,395	(2)(3)
Carlos del Salto	168,262	(5)(6)	586,066		754,328	(5)(6)
Brian P. Anderson	155,705	(2)(5)(6)	583,398		739,103	(2)(5)(6)
All directors and executive officers as a group (21 persons)	1,621,352	(1)–(7)	5,010,776	(8)	6,632,128	(1)–(8)

(1)	Excludes 3,120 shares held for the benefit of Mr. Chia’s adult children in various trusts, for which Mr. Chia’s adult children act as trustees. Mr. Chia does not have or share voting or investment power over these shares and disclaims beneficial ownership.

(2)	Includes shares held in joint tenancy with spouse over which the named individual shares voting or investment power as follows: Mr. Forsyth—2,038; Ms. Fosler—1,000 shares; Mr. Stallkamp—10,160 shares; Mr. Kraemer—215,563 shares; Mr. Heller—3,000 shares; Mr. Anderson—34,665 shares; and all directors and executive officers as a group—311,552 shares.

(3)	Includes shares not held directly by the named individual but in a family trust of which the named individual is a co-trustee or trustee as follows: Dr. Martin—100 shares; Dr. Trout—26,770 shares; and Mr. Heller—380 shares.

Ownership of Baxter Stock (continued)

(4)	Includes shares not held directly by the named individual but held by or for the benefit of his or her spouse or minor children as follows: Mr. Kraemer—340 shares and all directors and executive officers as a group—354 shares.

(5)	Includes shares held by individuals pursuant to the terms of the Shared Investment Plan, as follows: Mr. Kraemer—480,000 shares; Mr. Drohan—25,000 shares; Mr. del Salto—140,000 shares; Mr. Anderson—120,000 shares; and all executive officers as a group—1,041,000 shares.

(6)	Includes shares which the individual has a right to acquire within 60 days of February 27, 2004 pursuant to his or her participation in Baxter’s Employee Stock Purchase Plan as follows: Mr. Drohan—334 shares; Mr. del Salto—521 shares; Mr. Anderson—573 shares; and all executive officers as a group—2,654 shares.

(7)	Includes shares beneficially owned as of February 27, 2004 by executive officers in Baxter’s Incentive Investment Plan, a qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power; all executive officers as a group—2,730.

(8)	Does not include options to purchase 10,030 shares vesting on May 4, 2004 which were granted on May 6, 2003 under the Director Compensation Plan to each of the current non-employee directors except Mr. Forsyth and Ms. Uhrich. Also excludes options to purchase 5,850 shares vesting on May 4, 2004 which were granted to Mr. Forsyth upon his election to the Board and options to purchase 4,180 shares vesting on May 4, 2004 which were granted to Ms. Uhrich upon her election to the Board.

Ownership of Baxter Stock (continued)

Stock Ownership of Largest Stockholder

As of December 31, 2003, the following entity was the beneficial owner of more than five percent of Baxter’s Common Stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

FMR Corp.(1)
82 Devonshire Street
Boston, Massachusetts 02109	64,692,716 shares	10.54%

(1)	Based solely on a Schedule 13G dated February 16, 2004, which indicates that these shares are beneficially owned by FMR Corp. (“FMR”) and various FMR subsidiaries and related persons and entities, including Fidelity Management and Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser (“Fidelity”), Edward C. Johnson, Chairman of FMR, Abigail Johnson, a director of FMR, Fidelity Management Trust Company, which is a wholly-owned subsidiary of FMR and an investment manager of institutional accounts, and other entities. The Schedule 13G reports sole power to vote or direct the voting of 4,372,162 shares and sole power to dispose or direct the disposition of 64,692,716 shares. The Schedule 13G reports that voting power for 60,130,054 of these shares resides with the Boards of Trustees of various funds and is carried out by Fidelity under written guidelines established by the Boards of Trustees. The Schedule 13G also indicates that a total of 3,425,764 shares in the table above are included based on the assumed conversion of other securities.

Baxter is not aware of any other stockholder owning in excess of 5 percent of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Due to administrative errors, three executive officers inadvertently failed to timely report deferrals of cash compensation under Baxter’s Deferred Compensation Plan into the Baxter Common Stock fund investment alternative. Specifically, John Moon did not report in his Form 3 compensation deferred under Baxter’s Deferred Compensation Plan that he had allocated to the Baxter Common Stock fund investment alternative. Mr. Moon also failed to timely file three Form 4s in 2002 reporting the deferral of salary into the Baxter Common Stock fund of the Deferred Compensation Plan. Neville Jeharajah and Norbert Riedel each failed to timely file one Form 4 in March 2003 to report the deferral of part of each officer’s annual cash bonus into the Baxter Common Stock fund of the Deferred Compensation Plan. Messrs. Moon, Jeharajah, and Riedel subsequently filed Form 4s reporting these transactions and Mr. Moon filed an amended Form 3. In addition, Fred Turner, a director, inadvertently failed to report 116 shares of Baxter Common Stock acquired pursuant to the merger of Somatogen, Inc. into a subsidiary of Baxter in his Form 4 filed in June 1998. Mr. Turner subsequently filed an amended Form 4 reporting these shares.

Equity Compensation Plan Information

The following table provides information relating to shares of Common Stock that may be issued under Baxter’s existing equity compensation plans as of December 31, 2003.

Share numbers and per share amounts have been adjusted in this proxy statement to reflect the stock dividend paid pursuant to the spin-off of Edwards Lifesciences Corporation in March 2000 and the two-for-one split of Baxter’s Common Stock in May 2001.

	A		B	C
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	55,444,517	(2)	$37.733	36,024,924	(3)

Equity Compensation Plans Not Approved by Stockholders(4)	17,396,538	(2)(5)	$34.405	3,034,873	(6)
	__________			__________

Total	72,841,055		$36.938	39,059,797

(1)	Consists of the 1987, 1994, 1998, 2000, 2001 and 2003 Incentive Compensation Programs (collectively, the “Programs”) and the Employee Stock Purchase Plan for United States Employees and the Employee Stock Purchase Plan for International Employees (collectively, the “Employee Stock Purchase Plans”). No additional awards may be granted under the 1987 Incentive Compensation Program.

(2)	Excludes purchase rights under the Employee Stock Purchase Plans. Under the Employee Stock Purchase Plans, eligible employees may purchase shares of Common Stock through payroll deductions of up to 12 percent of base pay. On the last trading day of each month, participating employees purchase shares at a per share price equal to the lower of (i) 85 percent of the closing price on the first day of the employee’s 24-month subscription period or (ii) 85 percent of the closing price on the monthly purchase date. A participating employee may not purchase more than $25,000 in fair market value of Common Stock under the Employee Stock Purchase Plans in any calendar year and may withdraw from the Employee Stock Purchase Plans at any time.

(3)	Includes 8,128,800 shares of Common Stock available for purchase under the Employee Stock Purchase Plan for United States Employees as of December 31, 2003.

(4)	Consists of the 2001 Global Stock Option Plan, 3,500,000 additional shares of Common Stock available under the 2001 Incentive Compensation Program pursuant to an amendment thereto not approved by stockholders, and various other plans which are described below beginning on page 33.

(5)	Of the 17,396,538 shares issuable upon exercise of outstanding options granted under equity compensation plans not approved by stockholders, 6,525,800 shares are issuable upon exercise of options granted in February 2001 under the 2001 Global Stock Option Plan, 3,160,924 shares are issuable upon exercise of options granted under the 2001 Incentive Compensation Program pursuant to an amendment thereto not approved by stockholders, and the remaining shares are issuable upon exercise of options granted under various other plans which are described below beginning on page 33.

(6)	Consists of (i) 2,695,797 shares of Common Stock available for purchase under the Employee Stock Purchase Plan for International Employees and (ii) 339,076 additional shares of Common Stock available under the 2001 Incentive Compensation Program. Although the Employee Stock Purchase Plan for International Employees and the 2001 Incentive Compensation Program have been approved by the company’s stockholders, these additional shares have been approved by the company’s Board of Directors but not by the company’s stockholders.

Equity Compensation Plan Information (continued)

Stock Option Plans Not Approved by Stockholders

2001 Global Stock Option Plan

The 2001 Global Stock Option Plan is a broad-based plan that was adopted by Baxter’s Board of Directors in February 2001 to enable Baxter to make a special one-time stock option grant to eligible non-officer employees worldwide. On February 27, 2001, Baxter granted a non-qualified option to purchase 200 shares of Common Stock at an exercise price of $45.515 per share to approximately 44,000 eligible employees under the 2001 Global Stock Option Plan. The exercise price of these options equals the closing price for Baxter Common Stock on the New York Stock Exchange on the grant date. The options became exercisable on February 27, 2004, which was the third anniversary of the grant date, and expire on February 25, 2011.

Active employees on the February 27, 2001 grant date were eligible to participate in the 2001 Global Stock Option Plan, except that the following persons were excluded: Baxter’s executive officers and all other participants in the company’s Long Term Incentive Plan, temporary employees, people receiving severance pay, independent contractors, leased employees, employees of therapy centers of the Renal Therapy Services business, and employees of the company’s contractual joint venture with Edwards Lifesciences in Japan.

If an option holder over the age of 55 left the company before the option became exercisable on the February 27, 2004 vesting date, the holder has the right to exercise the option during the three month period following the vesting date. If the option holder dies, the option will be immediately exercisable and will expire on the first anniversary of the holder’s death. Otherwise, the options terminate if the holder left Baxter prior to the vesting date. If an option holder leaves Baxter after the vesting date, then the option will expire three months after the holder leaves the company. In the event of a change in control of Baxter (as specified in the 2000 Incentive Compensation Program), all outstanding options will become exercisable immediately. The options are not transferable during the holder’s lifetime.

1998 Stock Option Grant to Former CEO

As described in Baxter’s Proxy Statement for its 1999 Annual Meeting of Stockholders, on February 17, 1998, the company granted stock options to purchase a total of 1,985,934 shares of Baxter Common Stock to Vern Loucks, who served as Baxter’s Chief Executive Officer from 1980 through 1998. These options were granted for the specific purposes of motivating Mr. Loucks to implement a smooth transition of his responsibilities as Baxter’s CEO to Mr. Kraemer, who assumed the position of CEO as of January 1, 1999, and to recognize Mr. Loucks’ past, current and future contributions to Baxter. Although this grant to Mr. Loucks was not made under the 1994 Incentive Compensation Program, the terms of the grant provide that the provisions of the 1994 Incentive Compensation Program which apply to stock options granted under that program apply to these stock options granted to Mr. Loucks (other than the limitations on the number of shares available under the program and the number of options which may be granted to any person within any calendar year).

Under the terms of the grant, the exercise price for 1,045,230 shares is $26.8782, which was the closing price of Baxter Common Stock on February 17, 1998, the date of grant. The exercise price for 522,614 shares is $34.94, which was the closing price on the date of grant plus 30 percent. The exercise price for 209,044 shares is $37.63, which was the closing price on the date of grant plus

Equity Compensation Plan Information (continued)

40 percent. The exercise price for the remaining 209,046 shares is $40.32, which was the closing price on the date of grant plus 50 percent. The stock options vested in four installments as follows: 836,183 options vested on December 31, 1999, 418,091 options vested on December 29, 2000, 365,830 options vested on December 28, 2001, and the remaining 365,830 options vested on December 27, 2002. The options vested in order of their exercise price, from lowest to highest. All of these stock options granted to Mr. Loucks expire on the seventh anniversary of the grant date. Of the 1,985,934 stock options originally granted to Mr. Loucks, 940,704 were outstanding as of December 31, 2003. Under the terms of the grant, the stock options will be forfeited by Mr. Loucks to the extent not previously exercised if Mr. Loucks fails to comply with non-competition and other obligations to Baxter.

Other Stock Option Plans Not Approved by Stockholders

The company has made several other stock option grants outside of the Programs approved by stockholders. Although these grants were not made under the Programs, the terms and conditions of each of these grants provide that the provisions of either the 1994 Incentive Compensation Program or the 1998 Incentive Compensation Program, as the case may be, govern these stock option grants (except for the limit on shares available under these Programs). Accordingly, the terms and conditions of these grants are consistent with the terms of the Programs, which were previously approved by stockholders. Specifically, the Compensation Committee has approved the following grants of non-qualified stock options:

•	Options to purchase a total of 1,685,538 shares granted in February 1997 to Baxter employees (the “February 1997 Grant”);

•	Options to purchase a total of 83,518 shares granted in March 1997 to Baxter employees who joined the company as a result of its acquisition of Research Medical Inc. (the “March 1997 Grant”);

•	Options to purchase a total of 13,588 shares granted in November 1997 to members of Baxter’s scientific advisory board (the “Scientific Advisory Board Grant”);

•	Options to purchase a total of 2,621,855 shares granted in November 1997 to Baxter employees (the “November 1997 Grant”);

•	Options to purchase a total of 4,305,501 shares granted in February 1998 to Baxter employees (the “February 1998 Grant”); and

•	Options to purchase a total of 5,625,114 shares granted in February 2000 to Baxter employees (the “February 2000 Grant”).

Exercise Price

The exercise price of these stock options is equal to the closing sale price of Baxter Common Stock as reported on the New York Stock Exchange on the grant date. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock.

Vesting

The options vest as follows:

•	The February 1997 Grant and the March 1997 Grant options are exercisable five years after the grant date, subject to accelerated vesting as follows: One hundred percent of the options

Equity Compensation Plan Information (continued)

become exercisable on the first business day after the ninetieth consecutive calendar day during which the average fair market value of the Common Stock equals or exceeds $32.50 per share. Accordingly, these options became exercisable in February 1999.

•	The November 1997 Grant, February 1998 Grant and February 2000 Grant options are exercisable three years after the grant date. These options continue to vest for one year after termination of employment if, on the employment termination date, the holder is age 50 or older and has completed 15 or more years of employment.

•	The Scientific Advisory Board Grant options are exercisable three years after the grant date.

Change in Control

Pursuant to the terms of the 1994 and 1998 Incentive Compensation Programs which govern these option grants, in the event of a change in control of Baxter (as specified in the program), all outstanding options will become exercisable immediately.

Expiration

•	The February 1997 Grant and March 1997 Grant options expire on the earlier of (1) one year after death or disability; (2) five years after termination of employment by retirement at or after age 55; (3) three months after termination of employment (except as provided in (1) and (2) above), unless the holder dies or becomes disabled during the three-month period in which case the option shall expire one year after termination of employment; or (4) ten years after the grant date.

•	The November 1997 Grant, February 1998 Grant and February 2000 Grant options expire on the earlier of (1) one year after death or disability; (2) five years after termination of employment if, on the employment termination date, the holder is age 50 or older and has completed 15 or more years of employment with the company; (3) three months after termination of employment (except as provided in (1) and (2) above), unless the holder dies or becomes disabled during the three-month period in which case the option shall expire one year after termination of employment; or (4) ten years after the grant date.

•	The Scientific Advisory Board Grant options expire on the earlier of (1) one year after death or disability; (2) three months after termination of service for a reason other than death or disability, unless the holder dies or becomes disabled during the three-month period in which case the option shall expire one year after termination of employment; or (3) ten years after the grant date.

Baxter’s Financial Performance

The following graph compares the performance of Baxter’s Common Stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index. The comparison of total return for each of the years shown in the table below assumes that $100 was invested on December 31, 1998 in each of Baxter, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index, with investment weighted on the basis of market capitalization. Total return is based on the change in year end stock price plus reinvested dividends. The 2000 Baxter dividend includes the Edwards Lifesciences Corporation stock dividend distributed in connection with the spin-off of Edwards Lifesciences Corporation by Baxter on March 31, 2000. Historical results are not necessarily indicative of future performance.

	12/98	12/99	12/00	12/01	12/02	12/03

Baxter International Inc.	$100	$ 99	$148	$182	$97	$108

S&P 500 Index	$100	$121	$110	$ 97	$76	$ 95

S&P 500 Health Care Index	$100	$ 89	$122	$108	$88	$101

Minority Stockholder Proposal

Stockholder Proposal Relating to Cumulative Voting in the Election of Directors – Proposal 3 on the Proxy Card

Baxter has been informed that the following stockholder proposal will be presented for a vote at the 2004 Annual Meeting. The Board of Directors recommends a vote AGAINST this proposal; its reasons follow the stockholder’s proposal and supporting statement.

Stockholder Proposal

Baxter has been advised that Martin Glotzer, Suite 301, 7061 N. Kedzie, Chicago, Illinois 60645, owner of 100 shares of Baxter Common Stock, will have the following resolution presented at the annual meeting:

RESOLVED: That the stockholders of Baxter International Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the elections of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Stockholder’s Statement Supporting the Proposed Resolution

The late Mr. Joseph Medill, Publisher of the Chicago Tribune was in favor of cumulative voting. Strong support along the lines we suggest were shown at the 2003 annual meeting when 36.6%, owners of 158,746,314 shares, were cast in favor of this proposal.

We believe the Board of Directors should adopt cumulative voting in the election of Directors as part of its program of corporate governance.

If you agree . . . please “Vote For.”

Board of Directors’ Statement Opposing Stockholder Resolution

The Board believes that cumulative voting for the election of directors would not serve the best interests of Baxter and its stockholders. Accordingly, the Board recommends a vote AGAINST the proposed resolution for the reasons explained below.

The Board firmly believes that cumulative voting would threaten to undermine effective Board functioning in at least two important respects. First, it is the Board’s duty to represent the interests of all of the stockholders. To do so, each director must feel a responsibility toward all stockholders, without any special loyalty to any one group. From this perspective, cumulative voting is undesirable since directors elected by a particular group of stockholders may be primarily concerned with representing the interests of the narrow constituency that elected them rather than representing the interests of all stockholders. Directors should be elected based on their ability and commitment to represent the best interests of Baxter and its stockholders as a whole. This tenet is best served when each director is elected by a plurality of the stockholders.

Second, cumulative voting introduces the possibility of partisanship and divisiveness among Board members, which could undermine the ability of the Board members to work together effectively. If narrow constituencies of stockholders were to elect “special interest” directors through cumulative voting, the resulting inability of those directors to exercise independent judgment could impair the Board’s sound analysis and timely conduct of Baxter’s business, to the detriment of Baxter and all of its stockholders. The variety and complexity of issues facing Baxter require that no actual or apparent “special influence” bring into question the objectivity of the Board’s insight, perspective or counsel.

Minority Stockholder Proposal (continued)

The possibility of factionalism that cumulative voting presents has led to a trend against its adoption. Many companies have eliminated cumulative voting over the years and, overall, its presence has declined. The State of California, considered among the most protective of stockholder interests, amended its state laws in 1989 to permit the repeal of cumulative voting. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

“While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board’s essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests . . . Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention.”

The Board believes that the present method of voting will continue to work successfully. Eleven of Baxter’s twelve current Board members are independent non-employee directors, and the Board’s Corporate Governance Committee, which assists and advises the Board in connection with Board membership, consists solely of non-employee directors. This ensures that the Board will continue to act independently and in the best interests of all of Baxter’s stockholders. A summary of the process by which stockholders may recommend director candidates is included on page 12 of this proxy statement.

Baxter’s stockholders have rejected this proposal at seven consecutive annual meetings from 1994 to 2000 and for the eighth and ninth times in 2002 and 2003, respectively. This proposal was not submitted at the 2001 Annual Meeting.

The Board recommends a vote AGAINST cumulative voting in the election of directors.

Other Information

Attending the Annual Meeting

The Annual Meeting will take place at the Drury Lane Theatre in Oakbrook Terrace, Illinois. A map showing the meeting location appears at the end of this proxy statement.

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card, or by following the instructions provided when you vote through the Internet or by telephone. Stockholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered stockholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Reducing Mailing Expenses

Duplicates: If you received more than one copy of the 2003 Annual Report to Stockholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on accounts you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided when you vote through the Internet or by telephone. At least one account at your address must continue to receive the annual report, unless you elect to view future documents through the Internet.

Electronic Delivery: If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. A registered stockholder may contact us at http://www.eproxyvote.com/bax to vote during the proxy voting period. If you vote by telephone, you will not have the option to elect electronic delivery while voting. A registered stockholder may choose electronic delivery at any time during the year by accessing the site directly at http://www.econsent.com/bax and enrolling. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.

In addition, Baxter has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Georgeson Shareholder a fee of $10,000 plus expenses for these services.

Other Information (continued)

Future Stockholder Proposals and Nominations

Any stockholder who intends to present a proposal at Baxter’s annual meeting to be held in 2005, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 19, 2004 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Baxter’s bylaws. The bylaws, which are available on Baxter’s website at www.baxter.com under “Corporate Governance” and in print upon request from the Corporate Secretary, require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year’s annual meeting.

The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a stockholder entitled to vote who sends notice to the Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting. Any nomination by a stockholder must comply with the procedures specified by Baxter’s bylaws.

To be eligible for consideration at the 2005 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 3 and March 5, 2005. This advance notice period is intended to allow all stockholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

By order of the Board of Directors,

JAN STERN REED

Corporate Secretary,

Associate General Counsel and

Chief Corporate Governance Officer

Deerfield, Illinois

March 19, 2004

Other Information (continued)

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF BAXTER INTERNATIONAL INC.

Statement of Purpose

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter” or the “Corporation”) is to assist the Board in fulfilling its oversight responsibilities. The Committee will review the Corporation’s financial reporting process (including the integrity of its financial statements), system of internal control, internal and external audit process (including the qualifications, independence and performance of the independent auditor) and the process for monitoring compliance with laws and regulations. The Committee will also issue the report required to be included in the Corporation’s annual proxy statement pursuant to the rules of the Securities and Exchange Commission (“SEC”). In performing its duties, the Committee will maintain effective working relationships with and open communication between the Board, management and the internal and independent auditors.

Organization and Meetings

The Committee, a standing committee of the Board, will be composed of three or more directors, each of whom is qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange and each of whom shall satisfy the independence requirements of the Corporation’s Corporate Governance Guidelines. All members of the Committee will be financially literate, or will become financially literate within a reasonable period of time after appointment to the Committee. In addition, either (i) at least one member of the Committee must qualify as an “audit committee financial expert” under the SEC’s rules or (ii) the Committee must advise the Corporation that none of its members so qualifies.

Members of the Committee, including its Chairperson, shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall have been duly elected and qualified.

No director may serve as a member of the Committee if he or she serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the director’s ability to serve effectively on the Committee, with any such determination to be disclosed in the annual proxy statement.

The Committee will have at least seven regularly scheduled meetings each year, with additional meetings to be held as circumstances require. The Committee will keep minutes of its meetings, and will regularly report to the Board on its activities, making recommendations as appropriate, and will cover any issues that arise with respect to the independent auditors, the internal audit function, the quality or integrity of the Corporation’s financial statements or the Corporation’s compliance with legal or regulatory requirements.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees (each of which shall consist of one or more members) such

A-i

Other Information (continued)

power and authority as the Committee deems appropriate; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

Key Responsibilities

The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the outside auditor’s work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Internal Control

•	Review Baxter’s policies and procedures with management, including its disclosure controls and procedures and its internal controls and procedures for financial reporting, and recommend to the Board any changes considered appropriate.

•	Review the adequacy and effectiveness of Baxter’s financial and accounting controls with the independent auditor and the internal auditor, as appropriate, receiving recommendations for the improvement of such controls and reviewing whether any such previously approved recommendations have been implemented.

External Control

•	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Committee.

•	Review and approve in advance the annual engagement letter of the Corporation’s independent auditor, including the proposed fees contained therein, as well as all audit and all permissible non-audit engagements to be undertaken by the independent auditor, either explicitly or through pre-approval policies and procedures approved by the Committee.

•

Ensure the objectivity of the independent auditor by reviewing and discussing with the independent auditor all significant relationships which the auditor has with the Corporation and its affiliates, including: (i) requesting, receiving and reviewing, on an annual basis, a formal written statement delineating all relationships which may reasonably be thought to bear on the independence of the independent auditor with respect to the Corporation in accordance with professional standards governing such independence; (ii) discussing with

A-ii

Other Information (continued)

the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; and (iii) take appropriate action in response to the independent auditor’s report to satisfy itself of the independence of the independent auditors.

•	Assess the quality-controls of the independent auditor by reviewing, on an annual basis, a report from the independent auditor delineating its internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Ensure that the independent auditor is registered with the Public Company Accounting Oversight Board on a timely basis when required.

•	Meet with the independent auditor and management to review the proposed audit scope and procedures to be utilized.

•	At the conclusion of each annual audit, review such matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards, as well as any other comments or recommendations made by the independent auditor.

•	Evaluate the qualifications, performance and independence of the independent auditor, including the lead audit partner, taking into account the opinions of management and the Corporation’s internal auditors.

•	Ensure regular rotation of the audit partners as required by law and consider whether the independent auditor should be rotated.

•	Review regularly with the independent auditor whether there have been any difficulties encountered during the audit, including any restrictions on the scope of the activities of the independent auditor or on access to requested information and any significant disagreements with management, and the responsibilities, budget and staffing of the internal auditor.

•	Resolve disagreements between the Corporation’s independent auditor and management regarding financial reporting.

•	Approve and periodically review the Corporation’s policy with respect to hiring of employees and former employees of independent auditors. Specifically, the Corporation will not hire any current or previous employees of its independent auditor who are or have, within the last two years, worked on the Corporation’s audit.

Internal Audit

•	Review the qualifications and organizational structure of the internal audit function and concur in the appointment, replacement, reassignment or dismissal of the Vice President, corporate audit.

•	Review the proposed audit plan of the internal auditor, including the independence and authority of the internal auditor’s reporting obligations, the adequacy of internal audit resources and the coordination and completeness of coverage between the internal and independent auditors.

A-iii

Other Information (continued)

•	Receive periodic summaries of findings from completed internal audits and, as appropriate, the status of major audits in process. Receive progress reports on the completion of the current year’s internal audit plan, including explanations for any significant deviations from the plan.

Financial Reporting

•	Review the Corporation’s consolidated financial statements (including Management’s Discussion and Analysis of Financial Condition and Results of Operations and any off-balance sheet arrangements) that will be contained in its Annual Report to Shareholders with management and the independent auditor to determine whether they are complete and consistent with information known to the Committee members, and whether the independent auditor is satisfied with the disclosure and content of those financial statements. Based on such review, recommend to the Board that the consolidated financial statements of the Corporation be included in its Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K with the SEC).

•	Review with management, the independent auditor and the internal auditor the interim consolidated financial statements of the Corporation (including Management’s Discussion and Analysis of Financial Condition and Results of Operations and any off-balance sheet arrangements) and the results of the independent auditor’s review of those statements. This review shall occur prior to the Corporation’s filing of the Form 10-Q with the SEC and may, at the Committee’s discretion, be performed by the Committee Chairperson.

•	Discuss with the independent auditor the auditor’s judgments about the quality and the acceptability of accounting principles used to prepare the Corporation’s consolidated financial statements (including all critical accounting policies and practices to be used), and all alternative treatments within GAAP for policies and practices related to material items that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors. Review the impact on the annual financial statements of any significant accounting and reporting issues, including recent professional and regulatory pronouncements and any newly adopted or proposed changes in accounting principles that would significantly affect Baxter or its consolidated financial statements. Review any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements. Review all other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences, as provided to the Committee by the independent auditor.

•	Discuss earnings press releases (particularly the use of any non-GAAP financial information), as well as financial information and earnings guidance provided to analysts and rating agencies, with the Chairman of the Audit Committee to review such information prior to issuance of the release.

Ethical and Legal Compliance

•	Assure that a system is in place for monitoring compliance with laws and regulations, including receiving reports from the General Counsel on the results of management’s review

A-iv

Other Information (continued)

of compliance with Baxter’s policies and any investigations by management related to significant fraudulent acts or irregularities.

•	Periodically review with the General Counsel Baxter’s preventive law program and activities, as well as any legal and regulatory matters that may have a material impact on Baxter.

•	In conjunction with the Public Policy Committee, evaluate whether management is setting the appropriate “tone at the top” by communicating the importance of Baxter’s ethical and business practices standards, including the importance of internal accounting controls.

•	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Other Responsibilities

•	Hold separate sessions during at least five Committee meetings per year with each of the internal auditor, the independent auditor and management to discuss any matters that the auditors, management or the Committee believe should be discussed privately.

•	Review with Baxter’s Chief Executive Officer and Chief Financial Officer the matters that are the subject of those officers’ certifications in the Corporation’s quarterly and annual reports prior to the filing thereof.

•	Discuss guidelines and policies governing the process by which Baxter’s senior management and its relevant departments assess and manage risk, as well as the Corporation’s major financial risk exposures and the steps taken to monitor and control them.

•	Issue the report required by SEC rules to be included in the annual proxy statement.

•	Review with the General Counsel any legal matters that could have a significant impact on the Corporation’s financial statements.

•	As appropriate, secure advice and assistance from independent legal, accounting or other advisers, with or without prior Board approval, the costs thereof to be borne by Baxter.

•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist in such investigations as needed, the costs thereof to be borne by Baxter.

•	Review the policies and procedures in effect for considering officers’ expenses and perquisites.

•	Perform such other oversight functions as assigned by law, the Corporation’s articles of incorporation, as amended or restated, the bylaws of the Corporation or the Board of Directors.

•	Conduct an annual performance assessment of the Committee and review and discuss the adequacy of the Audit Committee Charter on an annual basis, or more frequently upon changes to the membership of the Committee or as otherwise needed.

Revised and approved by the Baxter International Inc. Board of Directors February 24, 2004

A-v

Directions to the Annual Meeting

N
Rt. 64
North Avenue
I-290
To O'Hare
To Chicago
I-290
Rt. 83
Butterfield Road
294
I-88
Drury Lane
Theatre
Roosevelt Rd.
Drury Lane
16th St.
Oakbrook
Center
Spring Road
Tri-State
Tollway
Cermak Rd. (22nd Street)
I-88
(East-West Tollway)
Cermak Road Exit

From downtown Chicago	From O’Hare Airport

Take I-290 West to I-88 West,

Immediately after you pay the first toll on I-88, exit at

Cermak Road,

Proceed straight at stop light on Spring Road,

You will then pass through two stop lights and will pass the Hyatt on your right,

After the second stop light, turn right onto Drury Lane,

Turn left at Drury Lane Entrance sign.

Take I-190 East to I-294 South,

Take I 294 South to I 88 West,

Immediately after you pay the first toll on I-88, exit at

Cermak Road,

Proceed straight at stop light on Spring Road,

You will then pass through two stop lights and will pass the

Hyatt on your right,

After the second stop light, turn right onto Drury Lane,

Turn left at Drury Lane Entrance sign.

From the Western suburbs	From Baxter Corporate Headquarters in Deerfield

Take I-88 East, exit at Midwest Road,

After paying toll, turn right at stop light onto Midwest Road,

Turn right at stop light onto 22nd Street,

Turn left at stop light onto Route 83 (Kingery Highway),

Proceed straight on Route 83 (past Oak Brook Shopping

Center) to Butterfield/Roosevelt Road,

Exit to right onto Butterfield/Roosevelt Road and proceed

to Drury Lane (South),

Turn right at Drury Lane Entrance sign.

Take I-294 South to I-88 West,

Immediately after you pay the first toll on I-88, exit at

Cermak Road,

Proceed straight at stop light on Spring Road,

You will then pass through two stop lights and will pass

the Hyatt on your right,

After the second stop light, turn right onto Drury Lane,

Turn left to the Drury Lane Entrance sign.

BAXTER INTERNATIONAL INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8616

EDISON, NJ 08818-8616

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/bax	:	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	(
Outside U.S. and Canada call collect: 1-201-536-8073

Internet and Telephone voting is available 24 hours a day, 7 days a week until 12:00 a.m. Eastern time on May 4, 2004. Have this proxy card in hand when you log on or call. If you vote over the Internet or by telephone, please do not mail your card.

If you vote by mail, mark, sign and date your proxy card (below) and return it in the envelope provided or otherwise return it to Baxter, P.O. Box 8616, Edison, New Jersey 08818-8616.

DETACH HERE

☒	Please mark votes as in this example.	8552

If no directions are given, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR proposal 1.			The Board of Directors recommends a vote FOR proposal 2.

1. Election of Directors. Nominees: (01)John D. Forsyth (02)Gail D. Fosler (03) Carole J. Uhrich	FOR ALL NOMINEES ☐	WITHHOLD FROM ALL NOMINEES ☐		FOR	AGAINST	ABSTAIN

☐			2. Ratification if Independent Auditors	☐	☐	☐
For all nominees except as noted above			The Board of Directors recommends a vote AGAINST proposal 3.
			3. Proposal relating to cumulative voting in the election of directors	FOR ☐	AGAINST ☐	ABSTAIN ☐

			Mark the box for address change and note at left (for non-employees only)			☐

			If you plan to attend the meeting, mark this box and bring the top portion of this card to the meeting.			☐

			Mark the box if you have more than one account and want to discontinue receiving multiple copies of future annual reports. Please see instructions in the proxy statement.			☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

SIGNATURE (S)	DATE:

ELECTRONIC DISSEMINATION OF FUTURE PROXY MATERIALS

If you wish to access future proxy materials and the annual report via the Internet instead of receiving copies in the mail, please follow the instructions below:

•	If you elect to vote via the Internet at http://www.eproxyvote.com/bax, a link to the site during the 2004 proxy voting period will enable you to enroll for the electronic dissemination of next year’s proxy material.

•	Any registered stockholder may elect the electronic dissemination of next year’s proxy material at any time during the year by enrolling at http://www.econsent.com/bax.

If you plan on attending the annual meeting, please mark the box on the other side and bring this portion of the proxy card with you to the meeting.

DETACH HERE

PROXY

BAXTER INTERNATIONAL INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 4, 2004

This Proxy is Solicited on Behalf of the Board of Directors of Baxter International Inc.

The undersigned hereby appoint(s) Harry M. Jansen Kraemer, Jr., Thomas J. Sabatino, Jr. and Jan Stern Reed, and each of them, as proxyholders, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Stockholders to be held on May 4, 2004, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxyholders will vote: for the election of the three nominees for director listed on the reverse side of this card; in accordance with the Board of Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting.

This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE.	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE.